EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2020

Contact: Crystal Rios (801) 566-1200July 28, 2020

Salt Lake City, Utah – As many of the gynecology devices provided by Utah Medical Products, Inc. (Nasdaq: UTMD) are used in “nonessential” or “elective” procedures, as medical procedures have been reclassified during the COVID-19 pandemic, the Company’s financial performance in the second calendar quarter (2Q) and first half (1H) of 2020 reflects a substantial negative change relative to the same periods in 2019.

According to CEO Kevin Cornwell,

“To put it simply, UTMD just had a bad quarter.  If you regard the quarter as traversing through a short term depression rather than sliding into an abyss, I don’t think a detailed comparison with the same calendar quarter in the prior year yields much helpful insight into UTMD’s current and future financial performance.  Because the short term “ship to satisfy immediate medical facility need” portion of the business has been the segment most affected by the pandemic, we expect that it will recover quickly as well.

UTMD’s current plans and actions are guided by the following: The medical need for our specialized devices has neither decreased nor increased because of the appearance of the corona virus.  UTMD’s financial position is strong as shown in the accompanying balance sheet and the fact that the Company maintained substantial profitability even during a “shutdown” of certain medical procedures in 2Q 2020.  We are well-positioned to produce and distribute devices to medical facilities on demand.  In my view, the slope of a recovery curve will be driven primarily by government policy responses, at all levels, in each of our major markets.

I am immensely proud of the continued efforts of UTMD employees worldwide who have lived up to their code of conduct commitment to support UTMD as an essential business. Our facilities have remained open throughout this year to serve the important needs of best practices health care.”

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

The comparison of 2Q and 1H 2020 results with the results in the same periods of 2019, according to U.S. Generally Accepted Accounting Principles (US GAAP), is further hampered by a long term deferred tax liability increase on the balance of Femcare intangible assets (the amortization of which is not tax-deductible in the UK).  This $225 increase in deferred UK taxes over the next six years, according to US GAAP, must be booked in the quarter in which the tax law change is enacted.  The UK decided to not reduce its corporate income tax rate from 19% to 17% beginning in 2Q 2020, as was previously enacted. UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustment to its 2Q 2020 and 1H 2020 income tax provision provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2020 compared to 2019. The non-US GAAP exclusion only affects Net Income and Earnings Per Share.

Summary of Financial Results

In USD terms, changes in 2Q and 1H 2020 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	(26%)	(13%)
Gross Profit (GP):	(34%)	(17%)
Operating Income (OI):	(56%)	(32%)
Net Income (per US GAAP):	(63%)	(33%)
Earnings Per Share (US GAAP):	(62%)	(32%)

Excluding the 2Q 2020 deferred tax liability increase and resulting “one-time” tax provision increase due to the UK income tax increase, the resulting non-US GAAP Net Income (NI) and Earnings Per Share (EPS) changes follow:

NI (non-US GAAP):	(56%)	(30%)
EPS (non-US GAAP):	(55%)	(29%)

The 1H changes show that the primary negative impact of the COVID-19 medical procedure shutdown occurred in 2Q 2020 not in 1Q 2020.

Although a very minor impact compared to the device demand loss resulting from the COVID-19 pandemic, USD sales in 2020 continued to be hampered by a stronger USD compared to other currencies. The unfavorable foreign currency exchange (FX) rate impact lowered total consolidated 2Q 2020 sales by 0.5% ($43) and 1H 2020 sales by 0.6% ($121). The FX rate impact during 2Q 2020 was also smaller because outside the U.S. (OUS) medical device demand invoiced in foreign currencies were more negatively impacted by the COVID-19 virus than inside the U.S.

U.S. domestic sales in 2Q 2020 were 21% lower than in 2Q 2019, compared to 32% lower OUS.  This geographical difference resulted not only from the fact that medical procedure shutdowns started in Europe before the U.S., but also from the fact that Filshie sales comprise a larger proportion of OUS sales (31% in 2Q 2020, and 52% in 2Q 2019) than of domestic sales (21% in 2Q 2020, and 28% in 2Q 2019). For example, in the two key UK and France markets where Femcare Ltd sells directly to medical device user facilities, 2Q 2020 sales were 72.5% lower in USD terms than in 2Q 2019.

Gross profits (GP) declined more than revenues due to 1) additional manufacturing costs related to managing COVID-19 as the Company continued to work as an “essential” business without any U.S. government subsidy, 2) less absorption of fixed manufacturing overhead costs and 3) a product sales mix difference with lower margin OEM product sales continuing to grow.  On the operating income (OI) line, the same identifiable intangible asset (IIA) amortization expense of $1,105 in both 2Q 2020 and 2Q 2019 from UTMD’s February 2019 acquisition of CooperSurgical Inc’s (CSI’s) U.S. exclusive distribution rights for the Filshie Clip System  represented 12.6% of sales in 2Q 2020 compared to 9.3% of sales in 2Q 2019. In other words, half of the 22 percentage point more negative change in OI compared to the change in GP was the result of the lower absorption (decline in the sales denominator) of fixed IIA amortization expense.  The other half of the greater decline in OI compared to GP was due to lower absorption of operating expenses (OE), which in absolute dollars were lower but did not decline nearly as much as sales declined.

Except for the tax provision addition required for a UK tax rate increase on non-deductible IIA amortization expense over the next six years, 2Q 2020 NI declined in the same proportion as OI.  Lower Non-Operating Income (NOI) from the lack of interest on cash balances in 2Q 2020 was offset by a lower consolidated income tax provision rate.  In 1H 2020 compared to 1H 2019, NOI was about the same but non-US GAAP NI declined less than OI as a result of a lower estimated tax provision rate.  EPS in 2Q and 1H 2020 improved relative to the decline in NI from the March 2020 repurchase of 80,000 UTMD shares.

UTMD profit margins in 2Q 2020 and 1H 2020 compared to 2Q 2019 and 1H 2019 follow:

	2Q 2020 (Apr – Jun)	2Q 2019 (Apr – Jun)	1H 2020 (Jan – Jun)	1H 2019 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	56.3%	63.3%	59.9%	63.2%
Operating Income Margin (operating profits/ sales):	22.5%	37.8%	29.7%	38.0%
Net Income Margin (US GAAP) Net Income Margin (Non-US GAAP, B4 DTL Adj):	14.9% 17.5%	29.8% 29.8%	22.6% 23.8%	29.5% 29.5%

Note:  The Net Income Margin is NI after subtracting a provision for taxes divided by sales.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2020 and the end of June 2019 follow:

June 30, 2020June 30, 2019    Change

GBP 1.2371.271 ( 2.7%)

EUR 1.1231.138 ( 1.3%)

AUD 0.6890.701 ( 1.8%)

CAD 0.7340.765 ( 3.9%)

UTMD’s June 30, 2020 Balance Sheet, in the absence of debt, remains solid. Ending Cash and Investments were $42.4 million on June 30, 2020 compared to $42.8 million on December 31, 2019, after investing $0.7 million in new equipment, paying $2.1 million in cash dividends to stockholders and repurchasing $6.4 million in UTMD stock during 1H 2020.  Stockholders’ Equity was down just $5.8 million in the six month period from December 31, 2019 after netting a combined $8.5 million in dividends and stock repurchases which reduce Stockholders’ Equity.

Sales.

Total consolidated 2Q 2020 UTMD sales were $3,059 (25.8%) lower than in 2Q 2019. Constant currency sales were $3,016 (25.5%) lower. Total consolidated 1H 2020 UTMD sales were $2,890 (12.8%) lower than in 1H 2019. Constant currency sales in 1H 2020 were $2,769 (12.3%) lower than in 1H 2019. The negative impact on sales due to the COVID-19 virus began in March.

In 2Q 2020 compared to 2Q 2019, U.S. domestic sales were 21% lower and OUS sales were 32% lower. In general, because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole. In the current year of 2020, because of government mandates for hospitals to not perform certain procedures in order to theoretically preserve capacity for treating COVID-19 infected patients, it is likely that the comparison with 2Q 2019 will not be indicative of comparative results for the year as a whole. In 1H 2020 compared to 1H 2019, U.S. domestic sales were 7% lower and OUS sales were 21% lower.

Domestic sales in 2Q 2020 were $5,513 compared to $6,697 in 2Q 2019.  Domestic sales in 1H 2020 were $11,956 compared to $12,791 in 1H 2019.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) “Filshie sales”, for which UTMD in the U.S. is simply a distributor for Filshie Clip System devices manufactured OUS. Domestic direct sales in 2Q 2020 (excluding Filshie sales), representing 51% of total domestic sales, were $775 (22%) lower than in 2Q 2019.  The lower decline was due to the fact that many of the Company’s critical care devices used in L&D, the NICU and the ICU departments of U.S. hospitals were still clearly needed, although order patterns for these devices were disrupted. Domestic direct sales in 1H 2020 (excluding Filshie sales), representing 52% of total domestic sales, were $900 (13%) lower than in 1H 2019.  OEM sales in 2Q 2020, representing 28% of total domestic sales, were $136 (+9%) higher than in 2Q 2019. OEM sales in 1H 2020, representing 25% of total domestic sales, were $145 (+5%) higher than in 1H 2019.  Demand for UTMD’s biopharmaceutical manufacturing control system customer is increasing due to the pandemic.  Filshie sales direct to U.S. domestic end-user facilities were $845 (43%) lower in 2Q 2020 compared to Filshie sales in 2Q 2019.  Filshie sales direct to U.S. domestic end-user facilities were $80 (3%) lower in 1H 2020 compared to domestic Filshie sales in 1H 2019.  The Filshie device implantation is performed in the hospital, and in the COVID-19 pandemic environment, has been deemed an “elective” procedure. During 2Q 2020, U.S. Filshie sales improved each month with sales in June 136% higher than April Filshie sales.  After experiencing a nice increase in June and early July Filshie sales, demand seems to have slowed again as I write this report in mid-July.

OUS sales in 2Q 2020 were $3,274 compared to $4,850 in 2Q 2019. OUS sales in 1H 2020 were $7,733 compared to $9,788 in 1H 2019. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $43 lower in 2Q 2020 and $121 lower in 1H 2020 as a result of changes in FX rates.  In other words, 3% of the lower 2Q 2020 OUS sales and 6% of the lower 1H 2020 OUS sales were due to a stronger USD. The foreign currency OUS sales in 2Q 2020 were $1,583, which was 48% of all OUS sales and 18% of total consolidated sales.  In comparison, foreign currency OUS sales in 2Q 2019 were $3,385, which was 70% of all OUS sales and 29% of total consolidated sales. The large period-to-period percentage difference was due to the fact that UTMD’s foreign currency sales occur in countries where UTMD subsidiaries primarily sell Filshie devices directly to user facilities. Foreign currency OUS sales in 1H 2020 were $4,448, which was 58% of all OUS sales and 23% of total consolidated sales.  Foreign currency OUS sales in 1H 2019 were $6,590, which was 67% of all OUS sales and 29% of total consolidated sales. In 2Q 2020 compared to 2Q 2019, OUS Filshie sales (in USD terms) were 60% lower and domestic Filshie sales were 43% lower. Although the lower performance OUS hurt 2Q 2020 overall performance disproportionately, the Company expects that the sales recovery rate during the remainder of 2020 will likely be disproportionately higher OUS.

Although only a minor negative FX rate impact occurred compared to the COVID-19 impact, the volatility of foreign currency exchange (FX) rates for sales and expenses OUS did continue to have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. For the record, the average rates from the applicable foreign currency to USD during 2Q 2020 and 1H 2020 compared to the same periods in 2019 follow:

	2Q 20	2Q 19	Change	1H 20	1H 19	Change
GBP	1.242	1.285	(3.4%)	1.272	1.295	(1.8%)
EUR	1.110	1.125	(1.4%)	1.109	1.129	(1.8%)
AUD	0.664	0.701	(5.3%)	0.659	0.707	(6.8%)
CAD	0.723	0.748	(3.3%)	0.741	0.750	(1.3%)

UTMD’s revenues invoiced in the above foreign currencies represented only 18.0% of total consolidated USD sales in 2Q 2020, and 22.6% in 1H 2020. The weighted average negative impact on all foreign currency sales from the change in FX rates was 2.7% in both 2Q 2020 and 1H 2020, reducing reported USD sales in 2Q 2020 by $43 relative to the same FX rates in 2Q 2019 and by $121 in 1H 2020 relative to the same FX rates in 1H 2019.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $2,550 (34.0%) lower in 2Q 2020 than in 2Q 2019, and $2,487 (17.4%) lower in 1H 2020 than in 1H 2019. A change in the mix of products sold represented about half of the eight percentage point higher decline in GP relative to the decline in sales.  The Company’s critical care and OEM devices have lower GP margins (GPM, GP divided by sales) than its proprietary gynecology/urology devices which experienced the large decline in sales.  Manufacturing overhead costs including supervision, quality assurance, engineering, depreciation on equipment and facilities, and other facility costs such as utilities and property taxes, did not decline in the same proportion as the decline in sales.  The Company carefully cleaned, disinfected, monitored employees’ health, subsidized quarantined employees without government help (except for a few employees in the UK), purchased masks and other PPE, and reorganized work centers to ensure proper social distancing, thus incurring a negative impact on overall productivity. In addition, UTMD paid incentive bonuses to manufacturing personnel, 10% of whom are over the age of sixty-five, who continued to come to work to produce important “essential” medical devices when the news media and government officials were strongly encouraging people to stay at home and collect government subsidies for not working.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of General and Administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses, were $2,973 in 2Q 2020 (33.8% of sales) compared to $3,019 in 2Q 2019 (25.5% of sales).  It’s evident that although 2Q 2020 OE were somewhat lower in absolute dollar terms, they did not decline in proportion to the sales decline which leveraged a 34% decline in GP into a 56% decline in OI. OE were $5,946 in 1H 2020 (30.2% of sales) compared to $5,691 in 1H 2019 (25.2% of sales).  OE in absolute dollar terms were $255 higher in 1H 2020 than in 1H 2019 because the amortization of the CSI IIA occurred for only a portion of 1Q 2019, yielding $368 higher IIA amortization expense in G&A.

Ignoring the identifiable intangible asset (IIA) amortization expense from purchasing the CSI exclusive U.S. distribution agreement in early 2019, 2Q 2020 OE were $1,868 (21.3% of sales) compared to 2Q 2019 OE of $1,914 (16.2% of sales), and 1H 2020 OE were $3,735 (19.0% of sales) compared to 1H 2019 OE of $3,849 (17.0% of sales).  In 2Q 2020 compared to 2Q 2019, a stronger USD reduced OUS OE excluding Femcare IIA amortization expense in USD terms by $15.  The £399 Femcare IIA amortization expense in both 2Q 2020 and 2Q 2019 was reduced by $17.  In 1H 2020 compared to 1H 2019, a stronger USD reduced OUS OE excluding Femcare IIA amortization expense in USD terms by $27.  The constant £798 Femcare IIA amortization expense was reduced by $25.

Consolidated G&A expenses were $2,433 (27.7% of sales) in 2Q 2020 compared to $2,440 (20.6% of sales) in 2Q 2019. The G&A expenses in 2Q 2020 included $495 (5.6% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $512 (4.3% of sales) in 2Q 2019.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £399 in both periods. In addition, 2Q 2020 G&A expenses included a $1,105 (12.6% of sales) IIA amortization expense resulting from the purchase of the CSI U.S. exclusive Filshie devices distribution rights. The same $1,105 CSI IIA amortization expense in 2Q 2019 represented 9.3% of 2Q 2019 sales. Excluding the Filshie-related non-cash IIA amortization expenses, G&A expenses were $833 (9.5% of sales) in 2Q 2020 compared to $823 (6.9% of sales) in 2Q 2019.  The change in FX rates reduced 2Q 2020 OUS G&A expenses excluding IIA amortization expense by $9.

Consolidated G&A expenses were $4,852 (24.6% of sales) in 1H 2020 compared to $4,580 (20.3% of sales) in 1H 2019. The 1H 2020 G&A expense $272 increase was due to $368 higher IIA amortization expense resulting from the purchase of the CSI exclusive U.S. Filshie Clip System distribution rights. The CSI IIA amortization expense was $368 lower in 1Q 2019 than in 1Q 2020 because the purchase occurred part way through 1Q 2019.   The CSI IIA amortization expense in 1H 2020 was $2,211 (11.2% of sales) compared to $1,842 (8.2% of sales) in 1H 2019.  Also included in 1H 2020 G&A expenses was $1,007 (5.1% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which was $1,032 (4.6% of sales) in 1H 2019.  The $25 lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £798 in both 1H periods. Excluding the Filshie-related non-cash IIA amortization expenses, consolidated G&A expenses were $1,634 (8.3% of sales) in 1H 2020 compared to $1,706 (7.6% of sales) in 1H 2019.  The change in FX rates reduced 1H 2020 OUS G&A expenses excluding IIA amortization expense by $17.

Consolidated S&M expenses were $424 (4.8% of sales) in 2Q 2020 compared to $466 (3.9% of sales) in 2Q 2019. S&M expenses were $844 (4.3% of sales) in 1H 2020 compared to $883 (3.9% of sales) in 1H 2019.  The lower S&M expenses, which occurred in the 2Q, were due to UTMD not attending planned trade shows, which were cancelled due to the COVID-19 virus. Although the Company received from the UK government approximately 80% of the compensation paid to four S&M employees in the UK who were furloughed for a portion of 2Q 2020, the subsidy was less than the severance and statutory notice compensation accrued for two of the UK employees who were permanently laid off.  The change in FX rates reduced 2Q 2020 OUS S&M expenses by $6, and 1H 2020 OUS S&M expenses by $10.

R&D expenses in 2Q 2020 were $116 (1.3% of sales) compared to $113 (1.0% of sales) in 2Q 2019. R&D expenses in 1H 2020 were $250 (1.3% of sales) compared to $228 (1.0% of sales) in 1H 2019. Since almost all R&D is being carried out in the U.S., the FX rate impact was negligible.

In summary, OI in 2Q 2020 was $1,977 (22.5% of sales) compared to $4,481 (37.8% of sales) in 2Q 2019.  The $2,504 lower OI in 2Q 2020 was the clear result of substantially lower sales and GP, since 2Q 2020 OE themselves were lower than in 2Q 2019. The Company did not make drastic cuts to its 2Q 2020 OE to match lower sales activity in the short run because those expenses represent critical resources needed to support the business as it is expected to recover.  In any case, stockholders should be aware that a 22.5% OI margin represents a solid business enterprise, even though not up to UTMD standards of performance.  OI in 2Q 2020 remained high enough to support UTMD’s ongoing stockholder dividend. OI in 1H 2020 was $5,840 (29.7% of sales) compared to $8,582 (38.0% of sales) in 1H 2019.  The year-to-year 1H difference was not as extreme as in 2Q since the COVID-19 negative impact on UTMD device demand did not appear to begin until March.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding non-operating income (NOI) from or to, as applicable, OI. Consolidated 2Q 2020 EBT was $1,977 (22.5% of sales) compared to $4,565 (38.5% of sales) in 2Q 2019. Consolidated 1H 2020 EBT was $5,965 (30.3% of sales) compared to $8,702 (38.5% of sales) in 1H 2019.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 2Q 2020 was practically zero compared to $85 NOI in 2Q 2019.  Unfortunately for UTMD, interest earned on cash balances in 2Q 2020 was cut to nearly zero. The FED has to keep the cost of the monstrous government bail-outs as low as possible. Net NOI in 1H 2020 was $125 compared to $120 NOI in 1H 2019.

The EBT of Utah Medical Products, Inc. in the U.S. was $3,963 in 1H 2020 compared to $5,515 in 1H 2019. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 2,062 in 1H 2020 compared to EUR 1,479 in 1H 2019. The increase in Ireland EBT was primarily due to intercompany shipments of Filshie devices to the U.S. In 1H 2019, there were no Filshie shipments from Ireland to the U.S. as UTMD in the U.S. was selling Filshie inventory acquired from CSI. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was (GBP 235) in 1H 2020 compared to GBP 1,172 in 1H 2019. The negative Femcare Group  EBT was primarily the result of a 52% drop in Group revenues and operating expense overhead in the UK about an order of magnitude higher than the other foreign subsidiaries. The 1H 2020 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 331 in 1H 2020 compared to CAD 732 in 1H 2019. EBT of subsidiaries includes the result of intercompany shipments which are netted out of consolidated results.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2020 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $3,800 compared to $6,397 in 2Q 2019, representing only a 40.6% decline in EBITDA compared to a 55.9% decline in OI.  Despite the substantial negative change in 2Q financial results compared to the prior year, 2Q 2020 EBITDA at 43.2% of sales represents a functionally healthy company.  Of course, 2Q 2019 EBITDA at 54.0% of sales represented an even more healthy company.  1H 2020 adjusted consolidated EBITDA were $9,572 (48.6% of sales) compared to $12,062 (53.4% of sales) in 1H 2019, down only 20.6% compared to a  32.0% decline in 1H OI.

Net Income (NI).

US GAAP NI in 2Q 2020 of $1,313 (14.9% of sales) was 62.8% lower than the NI of $3,525 (29.8% of sales) in 2Q 2019. Because the UK reset its corporate tax rate from 17% to 19% going forward, it caused UTMD to have to book an additional $225 in income taxes that represents the additional tax which will be paid in the UK over the remaining six year life of the 2011 Femcare acquisition IIA, which are not tax deductible. Excluding the $225 deferred tax liability (DTL) increase which reduced 2Q 2020 NI by $225, non-US GAAP 2Q 2020 NI of  $1,537 (17.5% of sales) was 56.4% lower than NI in 2Q 2019, consistent with the decline in OI.  The average consolidated income tax provisions (as a % of EBT) per US GAAP in 2Q 2020 and 2Q 2019 were 33.6% and 22.8%, respectively.  Because the $225 DTL adjustment included in the 2Q 2020 tax provision does not relate to 2Q 2020 EBT, the non-US GAAP 2Q 2020 income tax provision rate of 22.2% is more indicative relative to the 22.8% rate in 2Q 2019.

US GAAP NI in 1H 2020 of $4,452 (22.6% of sales) was 33.2% lower than the NI of $6,664 (29.5% of sales) in 1H 2019. Again, excluding the $225 DTL adjustment, non-US GAAP 1H 2020 NI of $4,677 (23.8% of sales) was 29.8% lower than 1H 2019 NI, and more indicative of comparative period-to-period NI results.  The smaller NI percentage decline relative to 1H OI is a result of higher 1Q 2020 NOI. The average consolidated income tax provisions (as a % of EBT) in 1H 2020 per US GAAP and in 1H 2019 were 25.4% and 23.4%, respectively.  However, a comparison of provision tax rates excluding the $225 DTL adjustment is 21.6% in 1H 2020 compared to 23.4% in 1H 2019.

Earnings per share (EPS).

US GAAP EPS of $.359 in 2Q 2020 were 62.0% lower than $.944 in 2Q 2019, and US GAAP EPS of $1.207 in 1H 2020 were 32.3% lower than $1.783 in 1H 2019.  Excluding the deferred tax liability (DTL) increase which reduced 2Q and 1H 2020 NI by $225, non-US GAAP 2Q 2020 EPS of $.420 were 55.5% lower than $.944 in 2Q 2019, and non-US GAAP EPS of $1.268 in 1H 2020 were 28.9% lower than $1.783 in 1H 2019.  Diluted shares were 3,658,626 in 2Q 2020 compared to 3,735,070 in 2Q 2019, and 3,689,878 in 1H 2020 compared to 3,736,872 in 1H 2019.  The lower diluted shares in 2020 were the  result of 80,000 shares repurchased in 1Q 2020, 1,189 shares employee option exercises, a 26,300 share option award in March 2020 and a lower dilution factor for unexercised options due to a lower share price.

Outstanding shares at the end of 2Q 2020 were 3,642,946 compared to 3,721,757 at the end of calendar year 2019. The change was due to employee option exercises of 1,189 offset by 80,000 shares repurchased in the open market during 1H 2020. Outstanding shares were 3,719,106 at the end of 2Q 2019. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at June 30, 2020 was 76,625 at an average exercise price of $64.72, including shares awarded but not yet vested.  This compares to 51,689 unexercised option shares at the end of 2019 at an average exercise price of $58.50/ share, including shares awarded but not vested. In 1H 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options were awarded in 1H 2019.  The number of shares added as a dilution factor in 2Q 2020 was 16,040 compared to 14,176 in 2Q 2019. The number of shares added as a dilution factor in 1H 2019 was 15,342 compared to 15,404 in 1H 2019.

UTMD paid $1,035 ($0.280/share) in dividends to stockholders in 2Q 2020 compared to $1,028 ($0.275/ share) paid in 2Q 2019. Dividends paid to stockholders during 2Q 2020 were 79% of US GAAP NI and 67% of non-US GAAP NI.  UTMD paid $2,077 ($0.280/share) in dividends to stockholders in 1H 2020 compared to $2,055 ($0.275/ share) paid in 1H 2019. Dividends paid to stockholders during 1H 2020 were 47% of US GAAP NI and 44% of non-US GAAP NI.

During 1Q 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. During 2Q 2019, UTMD repurchased 5,000 of its shares at $79.52/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2Q 2020 was $88.62, down 6% from $94.05 at the end of 1Q 2020, and down 18% from the $107.90 closing price at the end of 2019.  The closing share price at the end of 2Q 2019 was $95.70.

Balance Sheet.

At June 30, 2020 compared to the end of 2019, UTMD cash and investments declined $0.4 million to $42.4 million after $0.7 million use of cash to purchase new property plant & equipment, to pay $2.1 million of cash dividends to stockholders and to repurchase $6.4 million in UTMD shares. At June 30, 2020, working capital was $49.9 million compared to $51.4 million at the end of 2019.  Net Intangible Assets declined to 38.3% of total consolidated assets on June 30, 2020 from 40.2% on December 31, 2019. June 30, 2020 inventories declined $0.3 million from the end of 2019. A $0.5 million decrease in accounts payable helped provide a higher 16.4 current ratio as of June 30, 2020 compared to 15.9 at December 31, 2019.  Consolidated Accounts Receivable (net of allowances) declined $1.0 million at June 30, 2020 compared to December 31, 2019 as a result of the lower sales activity in 2Q 2020. In addition, the aging of trade receivables was 3 days longer than at the end of 2019.

Stockholders’ Equity declined $5.8 million due to reductions from $2.1 million in cash dividends and $6.4 million in stock repurchases.  Financial ratios as of June 30, 2020 which may be of interest to stockholders follow:

1)Current Ratio = 16.4

2)Days in Trade Receivables (based on 2Q 2020 sales activity) = 39

3)Average Inventory Turns (based on 2Q 2020 CGS and average inventories) = 2.3

4)2020 YTD ROE (using non-US GAAP NI before dividends) = 10%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected or suggested include the rate of recovery of “elective” medical procedures utilizing UTMD devices during and after the COVID-19 pandemic,  global economic conditions, continued market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2020	2Q 2019	Percent Change
Net Sales	$ 8,787	$ 11,846	(25.8%)
Gross Profit	4,950	7,500	(34.0%)
Operating Income	1,977	4,481	(55.9%)
Income Before Tax	1,977	4,565	(56.7%)
Net Income before DTL adjust Net Income (US GAAP)	1,537 1,313	3,525 3,525	(56.4%) (62.8%)
EPS before DTL adjustment Earnings Per Share (US GAAP)	$ .420 $ .359	$ .944 $ .944	(55.5%) (62.0%)
Shares Outstanding (diluted)	3,659	3,735

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2020	1H 2019	Percent Change
Net Sales	$ 19,689	$ 22,579	(12.8%)
Gross Profit	11,786	14,273	(17.4%)
Operating Income	5,840	8,582	(32.0%)
Income Before Tax	5,965	8,702	(31.5%)
Net Income before DTL adjust Net Income (US GAAP)	4,677 4,452	6,664 6,664	(29.8%) (33.2%)
EPS before DTL adjustment EPS (US GAAP)	$ 1.268 $ 1.207	$ 1.783 $ 1.783	(28.9%) (32.3%)
Shares Outstanding (diluted)	3,690	3,737

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2020	(unaudited) MAR 31, 2020	(audited) DEC 31, 2019	(unaudited) JUN 30, 2019
Assets
Cash & Investments	$42,352	$39,613	$42,787	$32,880
Accounts & Other Receivables, Net	3,792	4,410	4,742	5,235
Inventories	6,580	6,757	6,913	7,712
Other Current Assets	393	443	444	398
Total Current Assets	53,117	51,223	54,886	46,225
Property & Equipment, Net	10,812	10,628	10,728	10,567
Intangible Assets, Net	39,616	41,343	44,173	46,569
Total Assets	$103,545	$103,194	$109,787	$103,361
Liabilities & Stockholders’ Equity
Accounts Payable	560	1,057	1,098	853
REPAT Tax Payable	79	101	101	85
Other Accrued Liabilities	2,604	2,643	2,249	2,882
Total Current Liabilities	$3,243	$3,801	$3,448	$3,820
Deferred Tax Liability – Intangible Assets	2,135	2,008	2,239	2,339
Long Term Lease Liability	356	366	376	395
Long Term REPAT Tax Payable	1,995	2,110	2,110	2,441
Deferred Revenue and Income Taxes	528	523	521	453
Stockholders’ Equity	95,288	94,386	101,093	93,913
Total Liabilities & Stockholders’ Equity	$103,545	$103,194	$109,787	$103,361